As Filed with the Securities and Exchange Commission on February 26, 2018
Registration No. 811-23264

United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM N-2

 ☒Registration Statement under the Investment Company Act of 1940
☒ Amendment No. 2

ALTABA INC.
(Exact Name of Registrant as Specified in Charter)

140 East 45th Street, 15th Floor
New York, New York 10017
(Address of Principal Executive Offices)
Registrant's Telephone Number, Including Area Code: 646-679-2000

Arthur Chong
Altaba Inc.
140 East 45th Street, 15th Floor
New York, New York 10017

(Name and Address of Agent for Service)

Copies to:
Michael K. Hoffman, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036

EXPLANATORY NOTE
The purpose of this Amendment No. 2 to the Registration Statement under the Investment Company Act of 1940, as amended, on Form N-2, is to  revise the exhibit list and file additional exhibits. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note and Part C of the Registration Statement. The prospectus and financial statements have been omitted.

PART C–OTHER INFORMATION
Item 25. Financial Statements And Exhibits
(1)	Consolidated Statement of Assets and Liabilities
(2)	Exhibits
a)	Restated Certificate of Incorporation of Altaba Inc., dated June 16, 2017 (1)
b)	Amended and Restated Bylaws of Altaba Inc., adopted as of June 16, 2017 (1)
c)	Not applicable.
d)	Form of Specimen Stock Certificate (1)
e)	Not applicable.
f)
Indenture with respect to 0.00% Convertible Senior Notes due 2018 (previously filed as Exhibit 4.2 to Yahoo! Inc.'s Annual Report on Form 10-K filed February 28, 2014 and herein incorporated by reference)

g)
i.	Interim Investment Advisory Agreement, by and between Altaba Inc. and Morgan Stanley Smith Barney LLC, dated June 16, 2017 (1)
ii.	Interim Investment Advisory Agreement, by and between Altaba Inc. and BlackRock Advisors, LLC, dated June 16, 2017 (1)
iii.	Investment Advisory Agreement, by and between Altaba Inc. and Morgan Stanley Smith Barney LLC, dated October 24, 2017*
iv.	Investment Advisory Agreement, by and between Altaba Inc. and BlackRock Advisors, LLC, dated October 24, 2017*
h)	Omitted pursuant to General Instruction G(3) of Form N-2.
i)
i.	Long-Term Deferred Compensation Plan (2)
ii.
Employment Offer Letter, dated March 10, 2017, between Yahoo! Inc. and Thomas J. McInerney (previously filed as Exhibit 10.1 to Yahoo! Inc.'s Current Report on Form 8-K filed March 10, 2017 and incorporated herein by reference)

iii.
Employment Offer Letter, dated March 10, 2017, between Yahoo! Inc. and Arthur Chong (previously filed as Exhibit 10.2 to Yahoo! Inc.'s Current Report on Form 8-K filed March 10, 2017 and incorporated herein by reference)

iv.
Employment Offer Letter, dated March 10, 2017, between Yahoo! Inc. and Alexi A. Wellman (previously filed as Exhibit 10.3 to Yahoo! Inc.'s Current Report on Form 8-K filed March 10, 2017 and incorporated herein by reference)

v.
Employment Offer Letter, dated March 10, 2017, between Yahoo! Inc. and DeAnn Fairfield Work (previously filed as Exhibit 10.4 to Yahoo! Inc.'s Current Report on Form 8-K filed March 10, 2017 and incorporated herein by reference)

j)
i.	Amended and Restated Custody Agreement, by and between Altaba Inc. and U.S. Bank National Association, dated June 16, 2017 (1)
ii.	Custody Agreement, by and between Yahoo! Inc. and Daiwa Capital Markets Singapore Limited, dated June 7, 2017 (1)
k)
i.	Fund Administration Services Agreement, by and between Yahoo! Inc. and U.S. Bancorp Fund Services, LLC, dated May 17, 2017 (1)
ii.	Fund Accounting Servicing Agreement, by and between Yahoo! Inc. and U.S. Bancorp Fund Services, LLC, dated May 17, 2017 (1)
iii.	Transfer Agency and Service Agreement, by and between Altaba Inc. and Computershare Inc. dated June 16, 2017 (1)
iv.	Compliance Consulting Agreement, by and between Yahoo! Inc. and Duff & Phelps, dated April 12, 2017 (1)
v.
Stock Purchase Agreement, by and between Yahoo! Inc. and Verizon Communications Inc., dated July 23, 2016 (previously as Exhibit 2.1 to Yahoo! Inc.'s Current Report on Form 8-K filed July 25, 2016 and incorporated herein by reference)

vi.
Amendment to Stock Purchase Agreement, by and between Yahoo! Inc. and Verizon Communications Inc., dated February 20, 2017 (previously as Exhibit 2.1 to Yahoo! Inc.'s Current Report on Form 8-K filed February 21, 2017 and incorporated herein by reference)

vii.
Reorganization Agreement, dated July 23, 2016, by and between Yahoo! Inc. and Yahoo Holdings, Inc. (previously filed as Exhibit 2.2 to Yahoo! Inc.'s Current Report on Form 8-K filed July 25, 2016 and incorporated herein by reference)

viii.
Amendment to Reorganization Agreement, dated February 20, 2017, by and between Yahoo! Inc. and Yahoo Holdings, Inc. (previously filed as Exhibit 2.2 to Yahoo! Inc.'s Current Report on Form 8-K filed February 21, 2017 and incorporated herein by reference)

ix.
Form of Indemnification Agreement between Yahoo! Inc. and each of its directors and executive officers (previously filed as Exhibit 10.1 to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed November 6, 2009 and incorporated herein by reference)

x.
Yahoo! Inc. Stock Plan, as amended and restated on April 8, 2014 (and effective June 25, 2014) (previously referred to as the "1995 Stock Plan" and filed as Exhibit 10.1 to Yahoo! Inc.'s Current Report on Form 8-K filed June 27, 2014 and incorporated herein by reference)

xi.
Form of Stock Option Agreement, including Notice of Stock Option Grant, under the Yahoo! Inc. Stock Plan (previously filed as Exhibit 10.2(B) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed August 8, 2013 and incorporated herein by reference)

xii.
Form of Stock Option Agreement for Executives, including Notice of Stock Option Grant to Executive, under the Yahoo! Inc. Stock Plan (previously filed as Exhibit 10.2(C) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed August 8, 2013 and incorporated herein by reference)

xiii.
Form of equity award agreement letter amendment, between Yahoo! Inc. and executives clarifying the definition of "change in control" for purposes of outstanding awards under the Yahoo! Inc. Stock Plan, dated April 10, 2016 (previously filed as Exhibit 10.2(L) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 10, 2016 and incorporated herein by reference)

xiv.
Yahoo! Inc. Directors' Stock Plan, as amended and restated on October 16, 2014 (and effective January 1, 2015) (previously referred to as the "1996 Directors' Stock Plan" and filed as Exhibit 10.4(A) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed November 7, 2014 and incorporated herein by reference)

xv.
Form of Director Nonstatutory Stock Option Agreement, including Notice of Grant, under the Yahoo! Inc. Directors' Stock Plan (previously filed as Exhibit 10.4(B) to Yahoo! Inc.'s Annual Report on Form 10-K filed February 27, 2015 and incorporated herein by reference)

xvi.
Form of Notice of Restricted Stock Unit Grant and Director Restricted Stock Unit Award Agreement, including Notice of Grant, under the Yahoo! Inc. Directors' Stock Plan (previously filed as Exhibit 10.4(C) to Yahoo! Inc.'s Annual Report on Form 10-K filed February 27, 2015 and incorporated herein by reference)

xvii.
Joint Venture Agreement, by and between Yahoo! Inc. and SOFTBANK Corporation, dated April 1, 1996 (previously filed as Exhibit 10.7 to Yahoo! Inc.'s Annual Report on Form 10-K filed March 21, 2003 and incorporated herein by reference)

xviii.
Amendment Agreement, by and between Registrant and SOFTBANK Corporation, dated September 17, 1997 (previously filed as Exhibit 10.11 to Yahoo! Inc.'s Annual Report on Form 10-K filed March 21, 2003 and incorporated herein by reference)

xix.
Amendment Agreement No. 2 to Joint Venture Agreement, by and between Yahoo! Inc. and Softbank Corporation, dated June 17, 2015 (previously filed as Exhibit 10.7 to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed August 7, 2015 and incorporated herein by reference)

xx.
Employment Offer Letter, between Yahoo! Inc. and Marissa A. Mayer, dated July 16, 2012 (previously filed as Exhibit 10.1 to Yahoo! Inc.'s Current Report on Form 8-K filed July 19, 2012 and incorporated herein by reference)

xxi.
Performance Stock Option Agreement (Retention Grant), including Notice of Grant, between Yahoo! Inc. and Marissa A. Mayer, dated November 29, 2012 (previously filed as Exhibit 10.21(D) to Yahoo! Inc.'s Annual Report on Form 10-K filed March 1, 2013 and incorporated herein by reference)

xxii.
First Amendment, to Performance Stock Option Agreement (Retention Grant), between Yahoo! Inc. and Marissa A. Mayer, dated April 14, 2014 (previously filed as Exhibit 10.17(K) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 8, 2014 and incorporated herein by reference)

xxiii.
Second Amendment, to Performance Stock Option Agreement (Retention Grant), between Yahoo! Inc. and Marissa A. Mayer, dated April 17, 2015 (previously filed as Exhibit 10.15(O) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 7, 2015 and incorporated herein by reference)

xxiv.
Third Amendment, to Performance Stock Option Agreement (Retention Grant), between Yahoo! Inc. and Marissa A. Mayer, dated March 31, 2016 (previously filed as Exhibit 10.16(K) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 10, 2016 and incorporated herein by reference)

xxv.
Form of Call Option Confirmation between Yahoo! Inc. and each Option Counterparty (previously filed as Exhibit 10.1 to Yahoo! Inc.'s Current Report on Form 8-K filed November 26, 2013 and incorporated herein by reference)

xxvi.
Form of Warrant Confirmation between Yahoo! Inc. and each Option Counterparty (previously filed as Exhibit 10.2 to Yahoo! Inc.'s Current Report on Form 8-K filed November 26, 2013 and incorporated herein by reference)

xxvii.
Settlement and Release Agreement, by and among Yahoo! Inc., Yahoo Holdings, Inc., and Verizon Communications Inc., dated February 20, 2017 (previously filed as Exhibit 10.1 to Yahoo! Inc.'s Current Report on Form 8-K filed February 21, 2017 and incorporated herein by reference)

xxviii.
Form of Amendment to Option Award Agreement in connection with the closing of the Sale Transaction with Verizon Communications Inc. (previously filed as Exhibit 10.2(O) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 9, 2017 and incorporated herein by reference)

xxix.
Resolutions of the Yahoo! Inc. Board of Directors, adopted on March 10, 2017, amending the Directors' Stock Plan in connection with the closing of the Sale Transaction with Verizon Communications Inc. (previously filed as Exhibit 10.4(D) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 9, 2017 and incorporated herein by reference)

xxx.
Form of Restricted Stock Unit Amendment under the Directors' Stock Plan in connection with the closing of the Sale Transaction with Verizon Communications Inc. (previously filed as Exhibit 10.4(E) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 9, 2017 and incorporated herein by reference)

xxxi.	Form of Notice of Option Exercise Deadline under the Directors' Stock Plan in connection with the closing of the Sale Transaction with Verizon Communications Inc.

(previously filed as Exhibit 10.4(F) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 9, 2017 and incorporated herein by reference)
xxxii.
Form of Amendment to Executive Severance Agreement in connection with the closing of the Sale Transaction with Verizon Communications Inc. (previously filed as Exhibit 10.13(C) to Yahoo! Inc.'s Quarterly Report on Form 10-Q filed May 9, 2017 and incorporated herein by reference)

xxxiii.	Registration Rights Agreement dated September 18, 2012*
xxxiv.	Amendment to the Registration Rights Agreement dated January 24, 2018*
l)	Omitted pursuant to General Instruction G(3) of Form N-2.
m)	Not applicable.
n)	Consent of Independent Registered Public Accounting Firm (2)
o)	Omitted pursuant to General Instruction G(3) of Form N-2.
p)	Not applicable.
q)	Not applicable.
r)
i.	Code of Ethics of Altaba Inc. (1)
ii.	Code of Ethics of BlackRock Advisors, LLC (1)
iii.	Code of Ethics of Morgan Stanley Smith Barney LLC (1)
s)
i.	Power of Attorney (2)
ii.	Power of Attorney (2)

________________________
*	Filed herewith.
(1)	Incorporated by reference to the Registrant's Registration Statement on Form N-2, filed on June 16, 2017 (File No. 811-23264).
(2)	Incorporated by reference to the Registrant's Registration Statement on Form N-2, filed on August 28, 2017 (File No. 811-23264).

Item 26. Marketing Arrangements
Not applicable.

Item 27. Other Expenses of Issuance and Distribution
Not applicable.
Item 28. Persons Controlled by or Under Common Control with Registrant
The Fund controls the following subsidiaries:
Name	Jurisdiction of Organization	Percentage of Voting Securities Owned
Altaba Holdings Hong Kong Limited	Hong Kong	100%
Altaba HK MC Limited	Hong Kong	100%
Excalibur IP, LLC	Delaware	100%
Yahoo Japan Corporation	Japan	36%

Item 29. Number of Holders of Securities
As of December 31, 2017, assuming the Sale Transaction had closed on December 31, 2017.
Title of Class	Number of Record Holders

Common Stock	7,919(1)
Preferred Stock	0
________________________
1)	This amount does not include the number of stockholders whose shares are held of record by banks, brokers, or other nominees, but instead includes all such institutions as one holder.

Item 30. Indemnification
Governing Documents of the Fund
The Fund's amended and restated certification of incorporation provides the following with respect to the indemnification of the Fund's directors, officers, agents and other persons:
a)
To the fullest extent permitted by applicable law, as the same may be amended from time to time, the Fund is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which applicable law permits the Fund to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law or other applicable law, subject only to limits created by applicable Delaware law (statutory or non-statutory) and the 1940 Act with respect to actions for breach of duty to a corporation, its stockholders, and others.

b)
To the extent the rights to indemnification delineated in paragraph (a) of this Article XII are limited by the 1940 Act, such limitations shall govern only those actions taken by an indemnified person while the Fund is registered as an investment company under the 1940 Act and do not apply to any actions taken by an indemnified person when the Fund is not registered as an investment company under the 1940 Act.

c)
Any repeal or modification of any of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any such person  with respect to, any acts or omissions of such person occurring prior to such repeal or modification.

The Fund's amended bylaws provide the following with respect to the indemnification of directors, officers, employees and other agents:
The Fund shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Fund and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Fund shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) (a) for so long as the Fund is registered as an investment company under the 1940 Act, against any liability or expense arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of the person's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "Disabling Conduct") or (b) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification shall include the right to be paid by the Fund the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Fund of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Fund.
For purposes of indemnification, a "director" or "officer" of the Fund includes any person (a) who is or was a director or officer of the Fund, (b) who is or was serving at the request of the Fund as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Fund or of another enterprise at the request of such predecessor corporation. The Fund may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Fund similar to those rights of indemnification conferred upon directors and officers of the Fund.
The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under the amended and restated certificate of incorporation, the amended bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
The Fund's obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Notwithstanding the foregoing, for so long as the Fund is registered as an investment company under the 1940 Act, no indemnification shall be made hereunder unless there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification hereunder was brought that such person is entitled to indemnification hereunder or, (b) in the absence of such a decision, by (i) a majority vote of a quorum of those Directors who are both (A) not "interested persons" as defined in Section 2(a)(19) of the 1940 Act and (B) not parties to the proceeding ("Independent Non-Party Directors"), that the person is entitled to indemnification, or (ii) if such quorum is not obtainable or even if obtainable, if such majority so directs, a Special Counsel in a written opinion concludes that the Indemnitee should be entitled to indemnification; provided that amounts may be advanced to a director or officer in advance of the final disposition of a matter. For purposes of indemnification, "Special Counsel" means an "independent legal counsel" as defined in Reg. §270.0-1(a)(6) promulgated under the 1940 Act that has been (1) selected by a majority of the Independent Non-Party Directors, or (2) if there are no Independent Non-Party Directors, by a majority of the directors who are not "interested persons" under Section 2(a)(19) of the 1940 Act.
The limitations on the rights to indemnification and to the advancement of expenses with respect to liabilities or expenses arising by reason of Disabling Conduct govern only those actions taken by directors and officers of the Fund while the Fund is registered as an investment company under the 1940 Act. Additionally, the limitations on the rights to indemnification and to the advancement of expenses with respect to requiring a determination that the Indemnitee should be entitled to indemnification before any indemnification is made, govern only those actions taken by directors and officers of the Fund while the Fund is registered as an investment company under the 1940 Act. Such limitations on the rights to indemnification and to the advancement of expenses do not apply to any actions taken by directors and officers of the Fund prior to the Fund's registration under the 1940 Act.
Any repeal or modification of the provisions in the amended bylaws governing indemnification made by the stockholders of the Fund will not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Fund existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
See Investment Advisory Services – BlackRock - Limitation of Liability and Indemnification and Investment Advisory Services – BlackRock - Limitation of Liability and Indemnification for a description of indemnification provisions with respect to the External Advisers.
Item 31. Business and Other Connections of the Adviser and the Sub-Adviser
Not applicable.
Item 32. Location of Accounts and Records
The accounts and records of the Fund are maintained in part at the offices of the Custodian, in part at the offices of the YJ Custodian, in part at the offices of the External Advisers, in part at the offices of the administrator and in part at the offices of the transfer agent.
Item 33. Management Services
Not applicable.

Item 34. Undertakings
Not applicable.

SIGNATURES
As required by the Investment Company Act of 1940, as amended, this Amendment No. 2 to the registration statement has been signed on behalf of the Fund, in the City of New York, State of New York, on the 26th day of February, 2018.

ALTABA INC.

By:	/s/ Thomas J. McInerney
Thomas J. McInerney
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

(g)(iii)	Investment Advisory Agreement, by and between Altaba Inc. and Morgan Stanley Smith Barney LLC, dated October 24, 2017

(g)(iv)	Investment Advisory Agreement, by and between Altaba Inc. and BlackRock Advisors, LLC, dated October 24, 2017

(k)(xxxiii)	Registration Rights Agreement dated September 18, 2012

(k)(xxxiv)	Amendment to the Registration Rights Agreement dated January 24, 2018